TECHNICAL INFORMATION AGREEMENT
                                      and
                            PATENT LICENSE AGREEMENT




                                    between




                            LUCENT TECHNOLOGIES INC.




                                      and




                               LARSON-DAVIS, INC.
                          Effective as of July 1, 1997




                     Relating to PARTICLE ANALYSIS SYSTEMS



                        TECHNICAL INFORMATION AGREEMENT
                                      and
                            PATENT LICENSE AGREEMENT


                               TABLE OF CONTENTS


ARTICLE I - TRANSFER AND USE OF TECHNICAL INFORMATION

1.01 Furnishing of Information
1.02 Non-Transmission
1.03 U.S. Export Control
1.04 Grants
1.05 Support Services

ARTICLE II - FEES AND PAYMENTS

2.01 Initial Fee
2.02 Fees on Articles
2.03 When Payable
2.04 Records and Adjustments
2.05 Reports and Payments
2.06 Taxes

ARTICLE III - TERMINATION

3.01 Termination for Breach
3.02 Survival

ARTICLE IV - MISCELLANEOUS PROVISIONS

4.01 Agreement Prevails
4.02 Accuracy
4.03 Nothing Construed
4.04 Disclaimer
4.05 LICENSEE's Duties
4.06 Addresses
4.07 Integration
4.08 Nonassignability
4.09 Dispute Resolution

APPENDIX A - DEFINITIONS

APPENDIX B - TECHNICAL INFORMATION


                        TECHNICAL INFORMATION AGREEMENT
                                      and
                            PATENT LICENSE AGREEMENT


Effective as of July 1, 1997, LUCENT TECHNOLOGIES, INC., a Delaware corporation ("LUCENT"), having an office at 600 Mountain Avenue, Murray Hill, New Jersey 07974, United States of America and LARSON-DAVIS, INC., a Nevada corporation ("LICENSEE"), having an office at 1681 West 820 North, Provo, Utah 84601, agree as follows*:

                                   ARTICLE I

                   TRANSFER AND USE OF TECHNICAL INFORMATION

1.01 Furnishing of Information

     (a) Subject to prior receipt by LUCENT of the payment specified in Section 2.01, TECHNICAL INFORMATION shall be furnished to LICENSEE. With the delivery of TECHNICAL INFORMATION, LICENSEE shall also be furnished a list which identifies the TECHNICAL INFORMATION delivered. LUCENT and LICENSEE shall promptly notify each other of any inaccuracies believed present in the list.
All information specified on said list shall be deemed to be a part of the TECHNICAL INFORMATION with the following qualification: if, within thirty (23) days after receipt of the list, LICENSEE shall give LUCENT written notice specifying particular information identified therein which was not actually received, such specified information shall be deemed deleted from the list until such information is actually received by LICENSEE.

     (b) Section 1.01(a) does not apply to any TECHNICAL INFORMATION previously furnished for limited use to LICENSEE. Any and all such previously furnished information shall be deemed also furnished hereunder to LICENSEE as of the effective date hereof and shall be subject to all requirements hereof as if furnished solely hereunder.

1.02 Non-Transmission

LICENSEE agrees that it will not, without the prior written consent of LUCENT, transmit, directly or indirectly, the TECHNICAL INFORMATION or any portion thereof outside of the United States of America.


*Any term in capital letters which is defined in APPENDIX A - DEFINITIONS shall have the meaning specified therein.


1.03 U.S. Export Control

LICENSEE hereby assures LUCENT that it will not without a license or license exception authorized by the Bureau of Export Administration of the U.S. Department of Commerce, Washington, D.C. 20230, United States of America, if required:

     (i) export or release the information or software (including source code) obtained pursuant to this Agreement to a national of Country Groups D:1 or E:2 (15 C.F.R. Part 740, Supp. 1), or Iran, Iraq, Sudan, or Syria;

     (ii) export to Country Groups D:1 or E:2, or to Iran, Iraq, Sudan, or Syria, the direct product (including processes and services) of the information or software; or

     (iii)if the direct product of the information is a complete plant or any major component of a plant, export to Country Groups D:1 or E:2, or to Iran, Iraq, Sudan, or Syria, the di8rect product of the plant or major component.

This assurance will be honored even after the expiration date of this Agreement.

1.04 Grants

     (a) LUCENT grants to LICENSEE a personal, sole (subject to the provisions of Section 2.02(c)) and non-transferable right, subject to any existing rights of AT&T Corp. and NCR Corporation, to use the TECHNICAL INFORMATION solely for the manufacture in LICENSEE's factories in the United States, of PARTICLE ANALYSIS SYSTEMS, and of maintenance parts therefor.

     (b) LUCENT grants to LICENSEE, a personal, non-exclusive and non-transferable world-wide license to make, use, lease, offer to sell, sell and import PARTICLE ANALYSIS SYSTEMS under LUCENT's PATENTS. Nothing contained herein shall be construed as conferring, either by implication, estoppel or otherwise, any other license or right under any other patent, whether or not the exercise of any right herein granted necessarily employs an invention of any other existing or later issued patent.

     (c) The licenses granted in Section 1.04(b) herein are not to be construed either (i) as consent by LUCENT to any act which may be performed by LICENSEE, except to the extent claimed by LUCENT's PATENTS, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

     (d) LICENSEE shall promptly notify LUCENT of any improvement, updates or modifications made by LICENSEE to the TECHNICAL INFORMATION or to inventions disclosed in LUCENT PATENTS. Upon LUCENT's request, LICENSEE shall furnish LUCENT with the details of such improvements, updates and modifications. LUCENT and its RELATED COMPANIES shall have a royalty-free worldwide license to sue such improvements, updates and modification for internal purposes. In the event that LICENSEE obtains a patent on any such improvements, updates or modifications, then LICENSEE agrees to grant LUCENT and its RELATED COMPANIES, a royalty-free worldwide, non-exclusive license under any such patent to make, have made, use, lease, offer to sell and sell products and offer services. This patent license shall continue for the entire term of any such patent. This
Section 1.04(d) shall not apply to improvements, updates or modifications to technical information or other intellectual property owned by LICENSEE as of July 1, 1997 and incorporated in the PARTICLE ANALYSIS SYTEMS.

1.05 Support Services

     (a) LUCENT will provide support to LICENSEE by committing the services of one individual for up to twenty (20) days through the period ending August 1, 1999. For such services, LICENSEE will pay LUCENT's out-of-pocket expenses incurred in providing the services such as travel, lodging and meal reimbursements.

     (b) In addition to the services committed in Section 1.05(a), LUCENT will provide support to LICENSEE by committing the services of one individual for up to ten (10) days, for the one year period after PARTICLE ANALYSIS SYTEMS are generally available in the marketplace. For such services, LICENSEE will pay LUCENT at a rate of two thousand dollars (U.S. $2,000.00) per day, plus expenses incurred in providing the services.

     (c) If technology is created jointly by employees of LUCENT and LICENSEE, this technology is created jointly by employees of LUCENT and LICENSEE, this technology, and any resulting patents and copyrights shall be jointly owned by the Parties, and may be freely licensed by either Party without an accounting to the other Party. Technology created separately by the employees of either Party shall be solely owned by the Party subject to any preexisting intellectual property rights.

                                   ARTICLE II

                               FEES AND PAYMENTS

2.01 Initial Fee

In part payment for the rights granted hereunder by LUCENT to LICENSEE, LICENSEE shall pay to LUCENT the sum of two hundred thousand United States dollars (U.S. $200,000.00) within sixty (60) days after the execution of this Agreement by both Parties.

In no event shall the sums paid under this Section 2.01 (or any portion thereof) be refunded to LICENSEE or be credited toward any other fees due hereunder.

2.02 Fees on Articles

     (a) In addition to the fees specified in Section 2.01, LICENSEE shall pay to LUCENT a fee on ITEMS SUBJECT TO FEE. Such fee shall be equal to a percentage of the FAIR MARKET VALUE of ITEMS SUBJECT TO FEE, as specified below:

     5% of the initial $5 Million of FAIR MARKET VALUE of ITEMS SUBJECT TO FEE in each successive twelve month period beginning with the twelve month period starting July 1, 1997, and

     8% of all FAIR MARKET VALUE of ITEMS SUBJECT TO FEE in excess of $5 Million in each successive twelve month period beginning with the twelve month period starting July 1, 1997.

Upon the expiration of LUCENT's PATENTS, and upon LICENSEE's request, LUCENT shall consider renegotiating the rates set out in this Section 2.02(a).

     (b) Notwithstanding the royalty rate set out in Section 2.02(a), LICENSEE agrees to pay LUCENT the sum of 2.05 million United States dollars (U.S. $2,050,000.00). For the convenience of LICENSEE and LUCENT, LICENSEE shall pay the sum in installments in accordance with the following schedule:

                       Amount                        Due
   Payment         (U.S. Dollars)
      1          $125,000.00           60 days after July 1, 1998
      2          $125,000.00           60 days after January 1, 1999
      3          $150,000.00           60 days after July 1, 1999
      4          $150,000.00           60 days after January 1, 2000
      5          $200,000.00           60 days after July 1, 2000
      6          $200,000.00           60 days after January 1, 2001
      7          $250,000.00           60 days after July 1, 2001
      8          $250,000.00           60 days after January 1, 2002
      9          $300,000.00           60 days after July 1, 2002
      10         $300,000.00           60 days after January 1, 2003


The obligation of LICENSEE to pay such sum of 2.05 million United States dollars (U.S. $2,050,000.00) shall survive any termination of this Agreement.

The royalties due pursuant to Section 2.02(a) for each twelve month period will be credited to the installment payments due for the twelve month period. Also, to the extent that the sum of the first four installment payments exceed the royalties due pursuant to Section 2.02(a), this amount will be creditable against royalties due pursuant to Section 2.02(a) which are in excess of the installment payments due in payments five through ten.

     (c) LUCENT agrees not to license the TECHNICAL INFORMATION to any third party for the manufacture of PARTICLE ANALYSIS SYSTEMS, for the six year period following the effective date of this Agreement, if LICENSEE introduces a commercial PARTICLE ANALYSIS SYSTEM which incorporates the TECHNICAL INFORMATION by August 1, 1998. After July 1, 2003, LUCENT agrees not to license the TECHNICAL INFORMATION to any third party for the manufacture of PARTICLE ANALYSIS SYSTEMS, if, within sixty days after the en of each semiannual period starting on January 1st or July 1st, commencing with the semiannual period starting on July 1, 2003, LICENSEE makes a payment of three hundred thousand United States dollars ($300,000.00). LUCENT retains all rights (i) to use TECHNICAL INFORMATION for its own business purposes, and (ii) to have others use TECHNICAL INFORMATION for LUCENT's own business purposes.

The payments due pursuant to this Section 2.02(c) during each twelve month period, beginning with the twelve month period starting July 1, 2003, will be credited against royalties due pursuant to Section 2.02(b) during such twelve month period.

     (d) In further compensation for the licenses granted herein by LUCENT, LICENSEE will furnish to LUCENT one complete commercial stand-alone PARTICLE ANALYSIS SYSTEM. LUCENT shall have title to such PARTICLE ANALYSIS SYSTEM. In further compensation for the licenses granted herein by LUCENT, LICENSEE will furnish to LUCENT (i) a data system and detector and (ii) a gas handling and purification system for the testing of PARTICLE ANALYSIS SYSTEMS. LICENSEE shall furnish the aforementioned equipment within thirty days from the date that all of the equipment is available. LUCENT may retain the data system detector and gas handling and purification system equipment for one year from receipt of the equipment. LICENSEE agrees to sell or lease to LUCENT PARTICLE ANALYSIS SYSTEMS on terms at least as favorable as those provided to any third party.

2.03 When Payable

The fee specified in Section 2.02(a) shall accrue in respect to any ITEM SUBJECT TO FEE upon the first sale, lease or putting into use of such ITEM SUBJECT TO FEE.

2.04 Records and Adjustments

     (a) LICENSEE shall keep full, clear and accurate records with respect to all ITEMS SUBJECT TO FEE and shall furnish any information with LUCENT may reasonably prescribe from time to time to enable LUCENT to ascertain (i) which articles (and maintenance parts therefor) sold, leased or put into use by LICENSEE are subject to the payment of fees to LUCENT, and (ii) the proper fee amounts due hereunder on account of the selling, leasing or putting into use of ITEMS SUBJECT TO FEE. LICENSEE shall retain such records with respect to each ITEM SUBJECT TO FEE for at least seven (7) years from the sale, lease or putting into use of such ITEM SUBJECT TO FEE. LUCENT shall have the right through its accredited auditors to make examinations, during normal business hours, of all records and accounts bearing upon the amounts of fees payable to it under this Agreement. Prompt adjustment shall be made by the proper Party to compensate for any errors or omissions disclosed by any such examination.

     (b) Independent of any such examination, LUCENT will credit to LICENSEE the amount of any overpayment made in error which is identified and fully explained in a written notice to LUCENT delivered within twelve (12) months after the due date of the payment which included such alleged overpayment, provided that LUCENT is able to verify, to its own satisfaction, the existence and extent of the overpayment.

     (c) No refund, credit or other adjustment of fee payments shall be made by LUCENT except as provided in Sections 2.02(b) and (c) and 2.04. Rights conferred by this Section 2.04 shall not be affected by any statement appearing on any check or other document, except to the extent that any such right is expressly waived or surrendered by a Party having such right and signing such statement.

2.05 Reports and Payments

     (a) Within sixty-one (61) days after the end of each semiannual period ending on June 30th or December 31st, commencing with the semiannual period during which this Agreement becomes effective, LICENSEE shall furnish to LUCENT a statement, in form acceptable to LUCENT, certified by a responsible official of LICENSEE, showing all ITEMS SUBJECT TO FEE, by classes of articles, which were sold, leased or put into use during such semiannual period, the FAIR MARKET VALUES of such ITEMS SUBJECT TO FEE and the amounts of fees payable thereon. If no ITEM SUBJECT TO FEE has been so sold, leased or put into use, that fact shall be shown on such statement.

     (b) Within such sixty-one (61) days, LICENSEE shall, irrespective of its own business and accounting methods, pay in United States dollars to LUCENT the fees payable for such semiannual period as shown in the statement required by
Section 2.05(a). Such statement, together with the payment for the fees shown therein, shall be sent to LUCENT at its address specified by Section 4.07. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers in New York City as quoted for the last day of such semiannual period by leading United States banks in New York City dealing in the foreign exchange market.

     (c) Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percentage points (3%) over the prime rate (as posted in new York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

2.06 Taxes

LICENSEE shall pay any tax, duty, levy, customs fee, or similar charge ("taxes"), including interest and penalties thereon, however designated, imposed as a result of the operation or existence of this Agreement, including taxes which LICENSEE is required to withhold or deduct from payments to LUCENT, except income taxes imposed upon LUCENT by any governmental entity.

                                  ARTICLE III

                                  TERMINATION

3.01 Termination for Breach

     (a) If LICENSEE shall breach this Agreement, LUCENT may, in addition to any other remedies that it may have, at any time terminate all the rights granted by LUCENT to LICENSEE. LUCENT shall provide LICENSEE with not less than two (2) months' written notice specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

     (b) In the event of any breach of this Agreement by LUCENT or its SUBSIDIARIES, or of any loss or injury to LICENSEE arising out of this Agreement, for which LUCENT or its SUBSIDIARIES is liable to LICENSEE, LUCENT's and its SUBSIDIARIES' total cumulative liability to LICENSEE for all such breaches, losses and injuries shall be the lesser of (i) the actual value of the injury or loss to LICENSEE or (ii) the total fees paid to LUCENT under this Agreement.

3.02 Survival

Any termination pursuant to Section 3.01 shall not affect LICENSEE's rights and obligations with respect to any article made with the use of any of the TECHNICAL INFORMATION prior to such termination. In the event of such termination, LUCENT shall have no obligation to make any refund. LICENSEE's obligations under Sections 1.02, 1.03, 2.02(b) and 4.05(ii) shall survive and continue after any termination of rights under this Agreement.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

4.01 Agreement Prevails

This Agreement shall prevail in the event of any conflicting terms or legends which may appear on the TECHNICAL INFORMATION.

4.02 Accuracy

LUCENT believes that the TECHNICAL INFORMATION is true and accurate, but LUCENT and its SUBSIDIARIES shall not be held to any liability for errors or omissions therein.

4.03 Nothing Construed

Neither the execution of this Agreement nor anything in it or in the TECHNICAL INFORMATION shall be construed as:

     (i) an obligation upon LUCENT or its SUBSIDIARIES to furnish any person, including LICENSEE, any assistance of any kind whatsoever, or any information other than: (a) the TECHNICAL INFORMATION; (b) any revision, supplement or elaboration upon the TECHNICAL INFORMATION;
          (c) support under Section 1.05; or

     (ii) providing or implying any arrangement or understanding that LUCENT or its SUBSIDIARIES will make any purchase, lease, examination or test or give any approval.

4.04 Disclaimer

LUCENT represents that it has all rights necessary to grant the rights and licenses to LICENSEE as set forth in this Agreement. Except as expressly provided in this Section 4.04, LUCENT and its SUBSIDIARIES make no representations or warranties, expressly or impliedly. By way of example but not of limitation, LUCENT and its SUBSIDIARIES make no representations or warranties of merchantability or fitness for any particular purpose, or that the use of the TECHNICAL INFORMATION or any of its will not infringe any patent or other intellectual property right. LUCENT and its SUBSIDIARIES shall not be held to any liability with respect to any claim by LICENSEE or any third party on account of, or arising from, the use of the TECHNICAL INFORMATION or any of it.

4.05 LICENSEE's Duties

     (i) that LICENSEE will not use any TECHNICAL INFORMATION except as authorized herein;

     (ii) that LICENSEE shall hold all of the TECHNIAL INFORMATION in confidence for LUCENT and shall not make any disclosure of any or all of such TECHNICAL INFORMATION to anyone, except to employees of LICENSEE who have a need to known and to any others to whom such disclosure may be expressly authorized hereunder and is necessary to implement the use for which rights are granted hereunder, and the LICENSEE shall appropriately notify each person to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by such person; provided that LICENSEE shall not be required so to do in respect of portions of the TECHNICAL INFORMATION, if any, (a) which were previously known to LICENSEE free of any obligations to keep confidential, or (b) which have become generally known to the public, provided that such public knowledge was not the result of any act attributable to LICENSEE, or (c) which LUCENT otherwise explicitly agrees in writing need not be kept confidential;

     (iii)that, unless otherwise agreed to in writing by LUCENT, LICENSEE will continue to pay fees and perform record-keeping and reporting obligations, in accordance with Article II, with respect to ITEMS SUBJECT TO FEE, notwithstanding any applicability of any exception of
          Section 4.05(ii) to any or all of the TECHNICAL INFORMATION.

     (iv) that LICENSEE will not, without LUCENT's express written permission, make or have made, or permit to be made, more copies of any of the furnished TECHNICAL INFORMATION than are necessary for its use hereunder, and that each such copy shall contain the same proprietary notices or legends which appear on the furnished TECHNICAL INFORMATION;

     (v) that no right is granted herein to use any identification (such as, but not limited to, trade names, trademarks, trade devices, service marks or symbols, and abbreviations, contractions or simulations thereof) owned by or used in identify LUCENT or any of its SUBSIDIARIES or any of its or their products, services or organizations, and that LICENSEE agrees it will not, without the prior written permission of LUCENT, (i) use any such identification in advertising, publicity, packaging, labeling or in any other manner to identify itself or any of its products, services or organizations or
          (ii) represent directly or indirectly that any product, service or organization of LICENSEE is a product, service or organization of LUCENT or any of its SUBSIDIARIES, or that any product or service of LICENSEE is made in accordance with or utilizes any information of LUCENT or any of its SUBSIDIARIES provided that LICENSEE shall be entitled to identify PARTICLE ANALYSIS SYSTEMS incorporating TECHNICAL INFORMATION are based on technology developed by Lucent Technologies Inc., Bell Laboratories; and

     (vi) that all TECHNICAL INFORMATION shall be deemed the property of LUCENT, and upon any termination of all rights granted to LICENSEE hereunder pursuant to Article III hereof, LICENSEE shall immediately cease all use of the TECHNICAL INFORMATION and shall, as directed by LUCENT, promptly destroy or deliver to LUCENT each and every part specified by LUCENT of the TECHNICAL INFORMATION then under LICENSEE's control.

    (vii) that LICENSEE will not, without written permission from LUCENT, upon any sale, lease or other transfer of any manufacturing facility (including any testing facility) or part thereof, made with the use of any of the TECHNICAL INFORMATION, make any of the TECHNICAL INFORMATION (including but not limited to information relating to reassembly, installation, operation, maintenance or repair) available to the vendee, lessee or other transferee, and that, upon the original sale, lease or other transfer of each such manufacturing facility or part thereof, LICENSEE will give notice in writing to LUCENT of the fact of such transfer, identifying the vendee, lessee or other transferee of such manufacturing facility or part thereof, and will give to such transferee the following notice in a written advice appropriately relating such equipment to such notice.
          The transfer of this equipment shall not convey to any transferee any license or right, express or implied, under any patent issued in any country of the world. This is true whether or not the patented invention is directed to the structure or any portion of the structure of the equipment, and whether or not the sue of the equipment necessarily requires the sue of the patented invention or necessary produces an article that embodies the patented invention.

          LUCENT TECHNOLOGIES INC. may be contacted with respect to the availability, if any, of licenses under relevant patents.

          Upon any transfer of the equipment, the transferor shall give this notice (including this paragraph) to the transferee in writing, appropriately relating this notice to the equipment.

4.06 Addresses

     (a) Any notice or other communication hereunder shall be sufficiently given to the LICENSEE when sent by certified mail addressed to 1681 West 820 North, Provo, Utah 84601, Attn: Brian Larson, President, or to LUCENT when sent by certified mail addressed to Contract Administrator, Intellectual Property Division, Lucent Technologies inc., 2333 Ponce de Leon Boulevard - Suite 511, Coral Gables, Florida 33134, United States of America. Changes in such addresses may be specified by written notice.

     (b) Payments by the LICENSEE shall be made to LUCENT at Sun Trust, P. O. Box 913021, Orlando, Florida, 32891-3021, United States of America. Alternatively, payments to LUCENT may be made by bank wire transfers to LUCENT's account: Lucent Technologies Licensing, Account No. 910-2-568475, at Chase Manhattan Bank, N.A., 55 Water Street, New York, New York 10041,k 11245, United States of America, Swift Code: CHASUS33, ABA Code: 021000021. Changes in such address or account may be specified by written notice.
4.07 Integration

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them. Neither of the Parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein, in prior written agreements, or in a writing signed with or subsequent to the execution hereof by an authorized representative of the Party to be bound thereby.

4.08 Nonassignability

The Parties hereto have entered into this Agreement in contemplation of personal performance by LICENSEE and intend that the rights granted to LICENSEE hereunder not extend to other entities without LUCENT's express written consent. Accordingly, neither this Agreement nor any of LICENSEE's rights hereunder shall be assignable or transferable (in insolvency proceedings or otherwise) without such consent. LUCENT, however, may assign rights under this Agreement without the consent of LICENSEE.

4.09 Dispute Resolution

     (a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

     (b) Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the Agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) including injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and
(v) may be entered in any court.

     (c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

     (d) The arbitrator shall be knowledgeable in the legal and technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the Agreement.

     (e) The Agreement shall be interpreted in accordance with the laws of the State of New York exclusive of its conflict of laws provisions and the place of mediation and arbitration shall be New York City.

     (f) Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

     (g) A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

     (h) The arbitrator shall not have authority to award punitive or other damages in excess of compensatory damages and each Party irrevocably waives any claim thereto.

     (i) The Parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representative on the respective dates entered below.


LUCENT TECHNOLOGIES INC.


By   /s/ M.R. Greene
  M.R. Greene
  Vice President - Intellectual Property


Date   June 24, 1997



LARSON-DAVIS, INC.


By  /s/ Brian G. Larson

Title  President

Date   June 23, 1997



                            APPENDIX A - DEFINITIONS

PARTICLE ANALYSIS SYSTEMS means an instrumentality or aggregate of instrumentalities of a design primarily adapted for determining in real time, the size and/or composition of sub-micron aerosol particles.

LUCENT'S PATENTS means U.S. Patent No. 5,382,794 entitled "Laser Induced Mass Spectrometry" and U.S. Patent No. 5,631,462 entitled "Laser-Assisted Particle Analysis", to be issued in mide-1997, as well as any continuation, division, and any foreign equivalents of the foregoing.

FAIR MARKET VALUE means, with respect to any ITEM SUBJECT TO FEE sold, leased or put into use, the greater of:

     (i) the selling price which a seller would realize from an unaffiliated buyer in an arm's length sale of an identical item in the same quantity and condition and at the same time and place as such sale, lease or putting into use; or

     (ii) the selling price actually obtained for such item in the form in which it was sold;

whether or not such item is then assembled, and without excluding the value of any components or subassemblies which are included in such item. FAIR MARKET VALUE shall not include any taxes, handling and shipping charges, or credits for returns or adjustments.

ITEM SUBJECT TO FEE means PARTICLE ANALYSIS SYSTEMS, and any maintenance parts therefor, (i) which are manufactured under Section 1.04 with the use of any of the TECHNICAL INFORMATION (including any such article, and any maintenance part therefor, manufactured under Section 1.04 with manufacturing facilities made with the use of any of the TECHNICAL INFORMATION), or (ii) which practices the inventions as claimed in LUCENT's PATENTS.

SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

TECHNICAL INFORMATION means all informative material furnished and demonstrated to LICENSEE pursuant to this Agreement (including all copies of material furnished hereunder) relating to PARTICLE ANALYSIS SYSTEMS and the term also means the information contained in the material, such material being more fully identified in APPENDIX B.

RELATED COMPANIES means SUBSIDIARIES of the company and any other company so designated in writing signed by LUCENT and LICENSEE.


                       APPENDIX B - TECHNICAL INFORMATION

                               Table of Contents

I     Overview Document "Ultra-Sensitive Particle Analysis System"         1-21

II.   Particle Introduction System                                         22-25

III.  Laser Power and Alignment                                            26-30

IV.   Formula for Calculating Particle Size Based on detected Ion Signal   31

V.    Detailed Description of Miniaturized Particle Analysis System        32-51
      Capable of Detecting, Characterizing, and Sizing Sub-Micro
      Particles